UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 25, 2008

Federal National Mortgage Association
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-50231	52-0883107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3900 Wisconsin Avenue, NW, Washington, District of Columbia		20016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-752-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2008, the Board of Directors of Fannie Mae (formally, the Federal National Mortgage Association) elected Frederick B. "Bart" Harvey III to join the Board. Mr. Harvey also will serve on the Board's Housing and Community Finance Committee and Technology and Operations Committee.

Mr. Harvey, 59, retired in March 2008 from his role as chairman of the Board of Trustees of Enterprise Community Partners, a provider of development capital and technical expertise to create affordable housing and rebuild communities. He joined Enterprise in 1984, and a year later became vice chairman. Mr. Harvey also was Enterprise’s chief executive officer from 1993 to 2007. Before joining Enterprise, Mr. Harvey served in various domestic and international positions with Dean Witter Reynolds, leaving as managing director of Corporate Finance.

In accordance with Fannie Mae’s non-management director compensation practices, Mr. Harvey will be paid a retainer at a rate of $100,000 per year for serving as a Board member. Under the terms of Fannie Mae's Stock Compensation Plan of 2003, upon his election to the Board, Mr. Harvey received 4,014 restricted stock units that are scheduled to vest on the day before Fannie Mae's next annual shareholders' meeting. In accordance with its customary practice, Fannie Mae is entering into an indemnification agreement with Mr. Harvey, the form of which was filed as Exhibit 10.7 to Fannie Mae’s Form 10 filed with the Securities and Exchange Commission on March 31, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal National Mortgage Association

August 26, 2008	By:	/s/ Beth A. Wilkinson

Name: Beth A. Wilkinson
Title: Executive Vice President and General Counsel